Exhibit 8.1

Milbank Tweed Hadley & McCloy LLP

28 Liberty Street

New York, NY 10005

July 14, 2016

Cencosud S.A

Av. Kennedy 9001

Piso 6

Las Condes, Santiago, Chile

Ladies and Gentlemen:

We have acted as special New York counsel Cencosud S.A., a Chilean corporation (the “Company”), in connection with the proposed offering by Inversiones Tano Limitada (the “Selling Shareholder”) of shares (the “Shares”) of the Company’s common stock, no par value, in the form of shares or American depositary shares (“ADSs”), and the registration statement on Form F-3 (the “462 Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b).

The 462 Registration Statement relates to the offering by the Selling Shareholder of an aggregate of up to an additional 28,425,207 Shares, and incorporates by reference the contents of the Registration Statement on Form F-3ASR (File No. 333-212456) (the “Registration Statement”), including the prospectus contained therein (the “Prospectus”), and the exhibits thereto, that was initially filed with the Commission on July 11, 2016.

We hereby confirm that the discussion of United States Federal income tax matters contained in the Prospectus under the heading “Taxation–Material U.S. Federal Income Tax Considerations,” to the extent it states matters of law or legal conclusions and subject to the assumptions, qualifications and limitations set forth therein, is our opinion.

We hereby consent to the filing of this opinion as an exhibit to the 462 Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Milbank Tweed Hadley & McCloy LLP